UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2015

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On March 23, 2014, the Board of Directors (the “Board”) of YRC Worldwide Inc. (the “Company”), in accordance with the Company’s Amended and Restated Certificate of Incorporation, approved an increase in the size of the Board by one director. The Board filled the resulting vacancy by the appointment of Patricia M. Nazemetz as a director. Ms. Nazemetz will serve as director for a term expiring at the 2015 annual meeting of stockholders to be held on April 28, 2015, for which meeting she will be nominated for election by the Board for the 2015-16 Board term.

The Company and Ms. Nazemetz will enter into the Company’s standard form of indemnification agreement for directors and officers, a copy of which was previously filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on March 15, 2007 and is incorporated herein by reference.

The Board of Directors has not yet determined the committees of the Board to which Ms. Nazemetz will be named.

Ms. Nazemetz will receive cash and equity compensation under the same Director Compensation Plan (the “Plan”) as the Company’s other non-employee directors. Pursuant to the Plan, she will receive an annual cash retainer of $75,000, paid quarterly. In addition, Ms. Nazemetz will receive a grant of restricted stock units equal to $100,000 divided by the 30-day average closing price of our common stock on the grant date (“Annual RSU Grant”), which grant date shall be the first business day following the date of each annual meeting of stockholders, payable in advance for the ensuing Board term. Further, Ms. Nazemetz will receive the prorated annual cash retainer for the period from her appointment to the Board through the end of the 2014-15 Board term in late April 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

	By:	/s/ Stephanie D. Fisher
Stephanie D. Fisher
Vice President and Controller

Date: March 24, 2015

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